Exhibit 99.1
MabVax Therapeutics Engages Greenhill & Co. as Advisor for Exploring Strategic Alternatives

- Review includes full company sale, licensing agreements or asset sale coupled with a reverse merger -

SAN DIEGO (September 6, 2017) – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage immuno-oncology drug development company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer, today announced that it has engaged Greenhill & Co. (NYSE: GHL) to serve as a financial advisor to assist the Company in exploring and evaluating strategic options with the goal of maximizing shareholder value.

“As part of our ongoing evaluation and prioritization of our portfolio of assets, and in response to inbound inquiries, we have engaged an industry-leading firm to advise us on potential alternatives and strategies that will have the potential to unlock shareholder value,” said David Hansen, MabVax's President and Chief Executive Officer. “We will also continue to advance our clinical programs including the recent commencement of patient dosing in our Phase 1 MVT-1075 Radioimmunotherapy clinical trial for the treatment of pancreatic, colon and lung cancers, and we remain committed to this continued progression.”

Greenhill will be assisting the Company in evaluating transaction options currently being considered as well as identifying new opportunities which could include the acquisition of MabVax by another company, the sale or divestiture of specific assets coupled with a reverse merger, merging with another company, or licensing of selected technologies. MabVax does not have a defined timeline for the exploration of strategic alternatives and is not confirming that the evaluation will result in any strategic alternative being announced or consummated.  The Company does not intend to discuss or disclose further developments during this process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate.

About Greenhill & Co.

Greenhill & Co., Inc., is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto.

About MabVax Therapeutics Holdings, Inc.

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer (PDAC) and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of PDAC and in other diseases including small cell lung and GI cancers. CA19-9 plays a role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of PDAC. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company’s radioimmunotherapy product MVT-1075. For additional information, please visit the Company’s website, www.mabvax.com.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials of MVT-1075, MVT-5873, and MVT-2163. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jtc@jenenethomascommunications.com